Exhibit 4.1

DUPLICATE ORIGINAL

LEASE/NORMEX.LSE

L-6805

GEOTHERMAL LEASE

THIS LEASE dated, for reference purposes, October 19, 1993, is made, in duplicate, by and between THE ATCHISON, TOPEKA AND SANTA FE RAILWAY COMPANY, a Delaware corporation, hereinafter called "Lessor", and NORAMEX CORPORATION, a Nevada corporation, hereinafter called "Lessee", (formerly Fairbank Engineering Ltd.)

WITNESSETH:

1.

 Lessor hereby grants, leases and lets, subject to the provisions hereof, the exclusive right to explore, prospect, drill for, produce, treat, extract, take, process, remove and utilize all products of geothermal processes, including, but not limited to, hot brine, hot water, hot rock, and indigenous steam; steam and other gases, hot water and hot brine, resulting from water, gas or other fluids (whether liquid or gaseous) artificially introduced into geothermal formations hereinafter referred to as "geothermal energy"; and any mineral or minerals (exclusive of oil, petroleum, natural hydrocarbon gas and other hydrocarbons) which are found in solution or in association with or entrained in such steam, hot water or hot brine, hereinafter referred to as "substances", and storing, taking, removing, transporting, and disposing of same, a one-hundred percent (I00%) working interest in that certain land situated, lying and being in the County of Humboldt, State of Nevada, more particularly described on Exhibit "A", attached hereto and made a part hereof (hereinafter referred to as the "Leased Premises).

TOGETHER with the right to produce and reinject geothermal effluents from operations hereunder in the Leased Premises and use so much of the Leased Premises as may be required by Lessee for the drilling and operation of wells thereon for the purposes hereof, and to construct and maintain thereon buildings, structures and equipment, including, but not limited to, generation and transmission of electric power, mineral processing, waste water disposal, pipe lines, transmission lines, power lines, ponds. and roads, in connection with operations hereunder; including, the right to store, utilize, process, convert, and otherwise use such geothermal energy on or off the Leased Premises and to sell the same or any part thereof on or off the Leased Premises during the term hereof, with the right of entry thereon at all times for said purposes, and to construct, use, maintain, erect, repair and replace thereon, and to remove therefrom all roads, pipelines, ditches and lanes, telephone and telegraph lines, utility installations, power lines, poles, tanks, evaporation or settling basins, extraction or processing plants, machinery, equipment, buildings, electric power plants, and equipment for generation and transmission of geothermal energy and electric power, and for handling, treatment or storage of the geothermal energy, and all structures and facilities relating thereto, which Lesee may desire to erect, construct or install in carrying on Lessee's business and operations on or from the Leased Premises. The right to erect, maintain, operate and remove a plant or plants, structures and facilities with all necessary appurtenances for the conversion of geothermal energy into power or other form of energy, from steam, brine or water produced from the Leased Premises, including rights necessary or convenient thereto. The rights of way for passage over, upon and across the Leased Premises, and, to the extent that Lessor has rights to grant same, ingress and egress to and from the Leased Premises for any or all of the above mentioned purposes. The right to utilize or dispose of waste brine and other waste products from a well or wells on the Leased Premises into a well or wells drilled or converted for that purpose on the Leased Premises or on other land in the vicinity, and the right to inject water, brine, steam and gases from a well or wells on the Leased Premises for the purpose of maintaining or restoring pressure, increasing or maintaining production, or testing in the productive zones beneath the Leased Premises, provided however, that Lessee agrees to use for such purposes only so much of the Leased Premises as shall be reasonably necessary for Lessee's operations thereon.

Subject to easements, leases, licenses and restrictions affecting the Leased Premises and subject to any existing rights which may have been granted by Lessor to others.

Reserving unto Lessor, its successors and assigns, the following:

(a)

The right to construct, maintain and use (racks, roads, trails, ditches, pipe lines, communication devices, and facilities relating thereto in, upon, over and across the Leased Premises, and

(b)

The right to use the Leased Premises for all other purposes not inconsistent with or which shall not interfere with the right of the Lessee hereunder to use the Leased Premises.

(c)

The exclusive right to all minerals other than those leased hereunder, including, but not limited to, oil, petroleum, natural hydrocarbon gas, and other hydrocarbons.

The rights granted to Lessee hereunder are exclusive. All rights not specifically granted to Lessee under the terms of this Lease are reserved to Lessor.

2.

The primary term of this Lease shall be for a period of ten (10) years from March 1, 1994 (the “Commencement Date”) for so long thereafter as there

(a)

shall be commercial production of said geothermal energy and substances from the Leased Premises and/or

(b)

drilling, re-drilling, deepening or remedial operations are being prosecuted on a continuous basis on the Leased Premises, or

(c)

for so long as this Lease may be kept in force under any other portions hereof, and provided Lessee is not in default under the terms of this Lease, Lessee shall have the option to renew this Lease for five (5) additional consecutive ten (10) year terms. In no event, however, shall the total term of this Lease exceed 60 years.

3.

Commencing on the Commencement Date, and on each anniversary thereafter during the term of this Lease, Lessee agrees to pay to Lessor, annually, in advance, without prior notice, deduction, offset or demand, advance minimum royalty at the rates listed in the following schedule for each acre then covered by this Lease:

Years 1 through 4:

$2.00 per acre, per annum

Years 5 through 10:

$5.00 per acre, per annum

In addition to the advance minimum royalty provided above, Lessee agrees to pay to Lessor, commencing on the Lease Commencement Date and continuing until such time as royalties on account of actual production are being paid by Lessee to Lessor, an annual advance royalty (in lieu payment) in the amount of (Waived) ($ Waived)).

In the event that Lessee uses the surface of a portion or portions of the Leased Premises for any purpose specifically allowed herein, during the period of such use, Lessee agrees to pay to Lessor, in addition to the above minimum royalty, an annual advance surface rental which is equivalent to (Waived) percent (Waived% ) of the current value used in the assessment by the County in which lands are located as to the portions of the Leased Premises so used, which is in effect for each year during the Lease term. Any other surface use of the Leased Premises by Lessee shall be on written notice to and the consent of Lessor and by separate written agreement of the parties, provided however such consent and agreement shall not be unreasonably withheld.

4.

Lessee agrees to pay to Lessor as royalty out of the gross proceeds at point of sale (proceeds) received by Lessee from the sale of substances produced from the Leased Premises or allocated to the Leased Premises as provided in Section 8 as follows:

(a)

If Lessee sells any geothermal energy as such, a royalty of five percent (5%) of the proceeds from the sale by Lessee of geothermal energy; less

(i) any sales, excise or other taxes imposed on the sale of any geothermal energy sold or which are or are required to be included in, or added to the sales price thereof or paid by the seller, and

(ii) any cost to Lessee of any transportation or transmission to the point of sale of any of geothermal energy so sold, if sold off the Leased Premises or the unit area, as the case may be; and

(b)

If Lessee treats or processes or causes to be processed, any geothermal energy for the extraction or manufacture therefrom of byproducts, and sells any of said byproducts, or if Lessee sells any substances, a royalty of two percent (2%) of the proceeds from the sale by Lessee of said byproducts or substances; less

(i) any sales, excise or other taxes imposed on the sale of any byproducts or substances so sold which are or are required to be included in or added to the sales price thereof or paid by the seller, and

(ii) any cost to Lessee of any transportation to the point of sale of any of said byproducts or substances so sold, if sold off the Leased Premises or the unit area. as the case may be; and

(c)

If Lessee generates electric power from geothermal energy or otherwise converts any geothermal energy into electric power and sells any of said electric power, a royalty of one and one-half percent (1.5%) if produced by binary technology, or a royalty of one and three-fourths percent (I.75%) if produced by flash technology, or a royalty of two percent (2%) if produced by dry steam technology, of the proceeds of the sale of said electric power; less

(i)

any sales, excise or other taxes imposed on the sale of any said electric power so sold or which are required to be included in or added to the sales price thereof or paid by the seller, and

(ii)

any cost to Lessee of any transmission to the point of sale of any of said electric power so sold, if sold off the Leased Premises or the unit area, as the case maybe.

(c)

If Lessee uses geothermal energy at a commercial facility other than an electric power generating facility, a royalty of five percent (5%) of the fair market value of the substances so used. The term 'fair market value" shall be determined as if the substances so used by Lessee had been sold or utilized under Section 4(a) or (b) above.

(d)

If Lessee shall encounter geothermal energy in any well drilled on the Leased Premises or on any unit area hereinafter provided for, Lessee may suspend further operations hereunder; provided, however, that Lessee shall annually pay to Lessor on or before each anniversary date of this Lease an in-lieu royalty in an amount equal to the in-lieu royalty as set forth in Section 3 hereof. Any in-lieu royalty so tendered to Lessor shall be recoverable by Lessee out of future production of any or all of the above geothermal energy and Lessee is hereby authorized and directed to deduct the same from royalties thereafter due and payable.

(e)

Lessee shall not be required to pay royalty to Lessor for, or to pay royalty on said geothermal energy and substances produced by Lessee on the Leased Premises which are not utilized, saved or sold, or on power generated by Lessee and used by Lessee for non-commercial support of Lessee's operations on or with respect to the Leased Premises for or in connection with the development, processing and production of said geothermal energy and substances.

The advance minimum royalty paid by Lessee to Lessor under the provisions of Section 3 hereof shall not be credited against any royalties from production from wells drilled under the provisions hereof.

5.

Lessor does hereby lease to Lessee the exclusive right to use said Leased Premises for the slant drilling of wells having their surface locations upon either the Leased Premises or adjoining land and having their well bores passing through the subsurface of the Leased Premises, for the production of said geothermal energy and substances, and having their production intervals beneath land other than the Leased Premises or land included in any unit created under provisions of Section 8 hereof, such wells being hereinafter referred to as "slant wells", together with the exclusive right to drill core holes through the subsurface of the Leased Premises to other land to obtain geological information.

Unless sooner terminated, either in whole or in part, as hereinafter provided, the term of this lease of rights for slant wells shall he contemporaneous with the term of this Lease, and for as long thereafter as said geothermal energy and substances are produced in paying quantities from land other than the Leased Premises by slant wells, or Lessee in good faith conducts slant drilling operations in the Leased Premises.

As payment for the slant well rights hereby leased, Lessee agrees to pay to Lessor, at the times and in the manner hereinafter provided, an overriding royalty on the production from each slant well drilled by Lessee, as follows:

(a)

For geothermal energy used for electric or non-electric purposes, three percent (3%) of the gross proceeds at the point of sale or fair market value as defined in Section 4(d), as permitted and determined pursuant to the terms of this Lease, as applicable; and

(b)

For any or all by-products or substances other than geothermal energy which are produced in paying quantities and which by-products or substances may be produced under this Lease, five percent (5%) of the gross proceeds at point of sale, or fair market value as determined in Section 4(d), as permitted and determined pursuant to the terms of this Lease, as applicable.

The advance minimum royalty paid by Lessee to Lessor under the provisions of Section 3 hereof shall not he credited against any overriding royalties from production from slant wells drilled under the provisions hereof.

Lessor agrees to pay a pro rata share, which shall be in the proportion that its overriding royalty bears to the total gross proceeds at point of sale from slant wells drilled under this Section of the amount of any license, severance, or production tax levied by any governmental agency on, or measured by, the substances produced. Lessor agrees to pay the same pro rata share of the mineral rights taxes upon the land beneath which slant wells have their producing intervals. Lessee agrees to pay, or cause to be paid, the remainder of any and all such taxes.

The obligation of Lessee hereunder with respect to the drilling and operating of all slant wells, and its right to suspend or delay operations therein, shall be those provided in such leases in which Lessee has or may acquire an interest embracing the land beneath which slant wells drilled hereunder have their producing intervals.

Lessee shall keep true and correct records of its operations conducted in, and of the production from, slant wells. Lessee shall, when requested to do so by Lessor, furnish to Lessor a copy of the drilling log and electric log, and of the directional survey of the bore of, each slant well drilled by Lessee hereunder. Lessee shall furnish Lessor, with each overriding royalty payment, a statement of the production from each slant well showing in detail the computation of Lessor's overriding royalty. Lessee's records shall be open for inspection by Lessor at all reasonable times.

All amounts owed by Lessee under this Lease until paid in full, shall bear interest at the rate of ten percent(10%) per annum, compounded annually, from and after the first day of the second calendar month following the month of production of the geothermal energy or leased substances in question.

6.

Lessee shall have the right to commingle, for the purpose of utilizing, selling or processing minerals, geothermal energy and substances produced from the Leased Premises, with geothermal energy and substances produced from other land and to meter or gauge the production of said geothermal energy and substances from the Leased Premises, and to compute and pay royalty to Lessor on the basis of such production as so determined. Lessee agrees to pay to Lessor on or before the last day of each and every month the royalties accrued and payable hereunder for the preceding calendar month, and in making such royalty payments Lessee shall deliver to Lessor statements setting forth the basis for determination of such royalty. In the event that the production of said geothermal energy and substances from the Leased Premises or from land in the general area of the Leased Premises should at any time exceed the demand therefor or the facilities for use thereof, and Lessee elects to reduce the total volume of said geothermal energy and substances produced or consumed, then in that event, wells participating on a commingling basis shall be reduced in a percentage amount equal to the proportion of the whole in light of good engineering practices.

In the event all or any part of the Leased Premises is pooled (as provided for in Section 8), with the other land, then Lessor shall receive as royalty on production from the pooled acreage only such portion of the royalty as the amount of Lessor's acreage placed in the unit bears to the total acreage so pooled in the unit involved.

The annual advance minimum royalty provided in Section 3 payable by Lessee to Lessor shall be credited against the obligation of Lessee to pay the royalties which accrue only during the annual period for which paid, but the annual surface rental provided for in Section 3 shall not be so credited. The surface rental and royalties hereinabove provided for shall be a lien upon any and all of said geothermal energy and substances removed from or stored upon the Leased Premises and upon any improvements or personal property of Lessee upon the Leased premises.

7.

In the event Lessor at the time of making this Lease owns a less interest in the Leased Premises than one hundred percent (100%) of the rights herein leased to Lessee, then the rentals and royalties accruing hereunder shall be paid to Lessor only in the same proportions which Lessor's interest hears to a one hundred percent (100%) interest in the Leased Premises. Notwithstanding the foregoing, should Lessor hereafter acquire any additional right, title or interest in or to the Leased Premises, it shall be subject to the provisions hereof to the same extent as if owned by Lessor at the date hereof, and any increase in payments of money hereunder necessitated thereby shall commence with the payment next following receipt by Lessee of satisfactory evidence of Lessor's acquisition of such additional interest.

8.

Lessee is hereby given the right, at its sole option,, to combine, pool or unitize all or part of said Leases Premises with land either adjoining the Leased Premises or in the immediate vicinity thereof, so as to create by such combining or pooling one or more operating units of contiguous acreage for the production of sale substances. Such unit shall become in existence upon Lessee's execution in writing and recordation in the Office of the County Recorder in which the Leased Premises are situated, of an instrument identifying and describing the pooled, unitized or communitized acreage. Lessee shall at all times keep Lessor informed of the Leased Premises embraced in any unit of which the Leased Premises hereby leased form a part.

Lessee shall have the right, at any time, to increase or decrease the size of any such unit, and any change in the amount of Lessor's royalties resulting from the unitization of all or part of the Leased Premises or an increase or decrease of the Leased Premises in such unit shall not be retroactive.

In the event production of geothermal energy and substances is obtained from any land included within any such unit, whether or not from land covered by this Lease, there shall be allocated to the Leased Premises included in such unit, for the purpose of royalty determination, only that proportion of the entire production from such unit that the net acres of the Leased Premises in such unit bears to the total net acres in such unit, and royalty) payable under this Lease with respect to Leased Premises included in such unit shall be computed only on thin portion of such production so allocated to the Leased Premises. In the event of the failure of Lessor's or any other owner's title as to any portion of the land included in such pooled unit, such portion of such land shall be excluded in allocating production from such pooled unit; provided, however, Lessee shall not be held to accounted for any production allocated to any land excluded from any such pooled unit unless and until Lessee has actual knowledge of the circumstances requiring such exclusion. For the purpose of determining drilling obligations in such unit, the entire acreage so pooled or unitized shall be treated as if it were covered by one lease and drilling of a well in any part of such unit, whether or not on land covered by this Lease, shall fulfill Lessee's drilling obligations under this Lease to the same extent as if it were drilled on the Leased Premises and no offset obligations shall accrue as between the several tracts of land included within any pooled unit

9.

Lessee shall have the right to use such water in, on, from or appurtenant to the Leased Premises as Lessee may reasonably require in connection with Lessee's operations hereunder on the Leased Premises, without payment therefor to Lessor other than such cost as Lessor may have incurred therefor; provided that such use by Lessee shall not interfere with Lessor's requirements with respect to the use thereof on the land subject to this Lease of Lessor's contractual commitments for the use thereof on land other than the Leased Premises, and that Lessee shall obtain any necessary governmental permission therefor and shall comply with applicable statutes, ordinances and governmental orders and regulations with respect thereto. Applications to governmental agencies for permission  to appropriate water and geothermal energy within and underlying the Leased Premises shall be made on behalf of Lessor and shall be made for beneficial use appurtenant to Lessor's land described in Section 1 hereof. The permission so granted shall be subject to the leasehold interest of Lessee and all the terms, covenants any conditions under this Lease.

10.

 Lessee may, at Lessee's option, at any time, upon sixty (60) days prior written notice to Lessor, surrender and quitclaim Lessee's rights under this Lease in and to all or any portion of the Leased Premises. During said sixty (60) day period, Lessor shall have the right, to require Lessee to conduct, at Lessee's sole expense, an environmental investigation of the Leased Premises. Upon Lessor's satisfaction (based upon its sole and absolute discretion) of the environmental condition of the Leased Premises, Lessee shall be released thereupon from all obligations thereafter with respect to the land surrendered and quitclaimed. If the presence of any hazardous material in, on or about the Leased Premises caused or permitted by Lessee results in any contamination of the Leased Premises, or any part thereof, Lessee shall promptly, with Lessor's prior approval, take all actions at its sole expense as are necessary to return the Leased Premises to the condition existing prior to the introduction of any such hazardous material to the Leased Premises. If presence of hazardous material on the Leased Premises caused or permitted by Lessee results in contamination of the Leased Premises, or if contamination of the Leased Premises by hazardous materials otherwise occurs for which Lessee is legally liable to Lessor for damage resulting therefrom, then Lessee shall indemnify, defend and hold Lessor harmless from any and all claims, liabilities, judgments, damages, penalties, fines, costs, and losses (including, without limitation, diminution in value of the Premises, damages for the loss of or restriction on use of the Leased Premises, and sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees which arise during or after the Lease term as a result of such contamination. This indemnification of Lessor by Lessee includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work deemed necessary by Lessor or required by any governmental agency or political subdivision because of hazardous material present in the soil or ground water on or under the Leased Premises.

11.

Lessee's obligations hereunder, except for payment of taxes, advance annual minimum royalty and surface rentals under Section 3, and to drill wells under Section 13, shall be suspended and the primary term of this Lease shall be extended, while Lessee is prevented from complying therewith by strikes, lockouts, riots, action of the elements, accidents, delays in transportation, inability to secure labor or materials in the open market, laws, rules or regulations of any Federal, State or Municipal or other governmental agency, authority or representative having jurisdiction, including failure or delay in issuance of necessary permits or approvals and inability to secure or absence of a market for commercial sale of substances developed on or from the Leased Premises, or other matters or conditions beyond the reasonable control of Lessee, whether or not similar to the conditions or matters in this paragraph specifically enumerated.

12.

 If at the expiration of the primary term or at any time or times thereafter while this Lease shall remain in force and effect, Lessee has discovered on the leased Premises geothermal energy and substances in quantities which in Lessee's opinion, may be commercially produced, but said Leased geothermal energy and substances are not being produced, processed or marketed because of technical or other problems or due to lack of market for such geothermal energy and substances which is acceptable to Lessee and Lessee is not then engaged in operations for the purpose of producing, processing or marketing leased geothermal energy and substances, Lessee may pay as a minimum royalty for the next ensuing twelve (12) months, on or before the expiration date of the primary term hereof or within ninety (90) days from the suspension of all operations contemplated hereby, the sum of five dollars ($5.00) per acre for each acre then covered by this Lease and if such payment is made or tendered, it will be considered that the geothermal energy and substances covered by this Lease are being produced from said Premises in paying quantities. In like manner and upon like payments annually this Lease may be extended for additional one (1) year periods, provided, however, that this Lease cannot be extended beyond the primary term or any subsequent term by reason of the royalty payments provided in this paragraph for a longer term than five (5) consecutive years.

13.

 Upon the violation by Lessee of the terms, covenants or conditions of this Lease, and failure to take steps to remedy the default within sixty (60) days after receipt of written notice from Lessor to do so, then, at the option of Lessor, this Lease shall forthwith cease and terminate, and all rights of Lessee in and to said Leased Premises shall be at an end, except that Lessee shall have the right to retain and hold under this Lease any forty (40) acre subdivision in which a well is producing commercially or is being drilled, and with respect to which Lessee is not in default. The waiver by Lessor of any breach of any covenant or condition hereof shall not be a waiver of any other or subsequent breach hereof, nor of any other covenant or condition hereof.

14.

Upon surrender by Lessee of Lessee's rights hereunder, in whole or in part, or upon termination of Lessee's rights hereunder, or any part hereof, in any manner herein provided, Lessee shall peaceably surrender possession thereof to Lessor and Lessee shall quitclaim to Lessor all right, title and interest of Lessee in the Leased Premises, in the condition received.

15.

Derricks, buildings, structures, improvements, equipment, machinery, appliances and personal property placed by Lessee upon the Leased Premises shall be and remain the property of Lessee, and Lessee shall have the obligation, at the option of Lessor at any time prior to the expiration of six (6) months after the termination of this Lease, to remove same, at Lessee's expense.

I6.

 Lessee agrees to keep full records of the operations on, and production and sales of said geothermal energy and substances from the Leased Premises independently of and separate from any other property operated by Lessee and to notify Lessor promptly of discovery of any of said geothermal energy and substances on the Leased Premises, and to furnish to Lessor on or before the last day of each month a true statement of all production and sales of said geothermal energy and substances during the proceeding month, in a form satisfactory to Lessor. All records of such production and sales shall, at all reasonable times, be open to the inspection of Lessor's agents and representatives.

17.

Lessee will keep an accurate log and casing record showing the progress of drilling, character of formations encountered or drilled through, and casing in each well in which drilling shall have been done on the Leased Premised, and furnish Lessor a copy thereof upon the completion of or the abandonment of each well, and a true copy of all surface and subsurface surveys made of each well drilled under this Lease. All such information shall be received by Lessor in confidence, shall be used only for the purposes herein set forth and shall be disclosed only to those persons with a strict need to know. Lessor's duly appointed agents and representatives shall have access at all reasonable times to all of the wells and to Lessee's property in and upon said leased Premises. Lessor shall make such observations and measurements at its sole risk and expense and agrees to indemnify and hold Lessee harmless against all claims and demands of such agents and representatives arising as a result of such observations and measurements.

Lessee shall carry on Lessee's operations hereunder in a careful and workmanlike manner and in accordance with laws, ordinances and governmental orders and regulations governing same, including, without limitation, those relating to health, safety, noise, environmental protection, waste disposal, and water and air quality, and furnish satisfactory evidence of such compliance upon request of Lessor.

18.

Lessee agrees to pay all taxes levied and assessed against Lessee's leasehold interest in the Leased Premises and Lessee shall pay alt taxes levied and assessed against all structures, improvements and personal property placed upon the Leased Premises by Lessee. Lessor shall pay all taxes levied and assessed against the Leased Premises as such and against any rights thereto not covered by this Lease and shall pay all taxes levied and assessed against all structures and improvements placed on the Leased Premises by Lessor. Lessor agrees to pay a percentage based upon Lessor's royalty of any and all taxes assessed upon any geothermal energy produced and sold by Lessee from said Leased Premises and valorem taxes on geothermal energy together with the same share of all severance, production, net proceeds and license taxes or other taxes or assessments levied or assessed on account of the production of geothermal energy from or allocated to said Leased Premises, and to pay all of any other taxes assessed against said Leased Premises, whether the same are assessed to Lessor or Lessee or otherwise, and Lessee is hereby authorized to pay all such taxes and assessments on behalf of Lessor and to deduct the amount so paid from any royalties or moneys due Lessor hereunder.

19.

All labor performed and materials furnished for purposes of the operations of Lessee hereunder shall be at the cost and expense of Lessee and Lessee shall give reasonable notice to Lessor before commencement of operations hereunder. Lessor shall not be chargeable with, or liable for, any part thereof, and Lessee agrees to protect the Leased Premises against liens of every character and to indemnify Lessor against liens of every character and to indemnify Lessor against all liability, cost and expense incurred by Lessor due to such liens arising from Lessee's operations thereon.

Lessee further agrees to indemnify Lessor against claims, causes of action, and liability and for injuries to, or deaths of persons and destruction or loss of, or damage to property arising out of the operations of Lessee hereunder.

20.

In the event any buildings or personal property of Lessor shall be damaged, destroyed or required to be removed because of Lessee's operations on the Leased Premises, Lessee shall be liable for payment of the reasonable value thereof. In the event Lessee shall elect to locate a well site and an access road thereto on agricultural land of Lessor which is, at the time, under cultivation, Lessee shall pay to Lessor the following compensation: if the cultivating lessee is unable to harvest and remove its crop or crops prior to such time, Lessee shall pay to Lessor a sum of money equal to the unused prepaid rental on the land on which the crop is located plus an amount equal to the market value of the growing crop or crops as of such date. Upon receipt of a written request from Lessor to do so, Lessee agrees to lay below plow depth all pipe lines, except steam-gathering and transmission lines or other hot water lines, which Lessee constructs through cultivated fields, and to fence all sump holes or other excavations to safeguard livestock on the land subject to this Lease. Upon completion or abandonment of any well drilled on the Leased Premises, or upon the termination of this Lease, Lessee shall abandon all wells in accordance with applicable regulations, level and fill all sump holes and excavations and shall remove all debris, leaving the Premises in a clean and sanitary condition acceptable to Lessor. Lessee, in Lessee's operations on the Leased Premises, shall at all times have due and proper regard for the conservation of resources and for the health, welfare and safety of Lessor and Lessor's tenants occupying the land subject to this Lease. Any wells drilled by Lessee hereunder shall be drilled in such manner so as not to affect any existing potable water well or water wells of Lessor on the Leased Premises. Lessee shall follow all applicable regulations in such wells drilled by Lessee so as to seal off and protect known potable waters developed in any such water well or water wells.

Lessee shall locate and construct all well sites, tanks, ponds, roads, pipe lines, utility lines, power lines, facilities and other structures and improvements in such reasonable location as is acceptable to Lessor or Lessor's agent, and in a manner so as to least interfere with Lessor's use of the Leased Premises or with the rights granted to others, while still accomplishing the purposes permitted hereunder.

21.

In the event any party deems it necessary to file an action to enforce rights hereunder, the prevailing party shall be entitled to recover reasonable attorney's fees and court costs for the prosecution or defense of the litigation.

22.

Any notice or statement herein requested or required to be given by one party to the other shall be in writing. Delivery of such written notice or statement to Lessor shall be conclusively taken as sufficient if and when deposited in the United States mail, with the postage thereon fully prepaid, certified, addressed to Lessor at:

THE ATCHISON, TOPEKA AND SANTA FE RAILWAY COMPANY
% Catellus Management Corporation
250 South Rock Boulevard, Suite 110
Reno, NV 89502

Payments to Lessor shall be payable at: File #53864, Los Angeles, CA 90074-3864, or to such other address as Lessor or Lessor's agent may from time to time designate in writing. Delivery of such notice or statement to Lessee shall be conclusively taken as sufficient if and when deposited in the United States mail, with postage thereon fully prepaid, certified, addressed to Lessee at:

NORAMEX CORPORATION
675 W. Hastings Street, Suite 1201
Vancouver, B.C., Canada V6B 1N2

Any party hereto may, by written notice, change their address to any other location for the above purposes.

23.

This instrument is a lease and is not and shall not ever be held or interpreted to be a mining partnership, joint venture or partnership of any kind, or in any sense whatsoever, the intention of the parties hereto being to establish and create between themselves only the relationship of Lessor and Lessee in accordance with the provisions hereof.

24.

Lessor makes no warranty, express or implied, as to the state of Lessor's title to the Leased Premises or to the geothermal energy therein, except as against claims of persons claiming by, through or under Lessor

Lessee shall have a period of ninety (90) days after the Commencement Date to examine title to the Leased Premises. If defects in title are revealed to Lessee that would preclude Lessee from having marketable title to the rights granted in this Lease, Lessee shall give notice thereof to Lessor within the ninety (90) day period and Lessor shall, at its option, either remove the defect or defects within sixty (60) days after receiving such notice from Lessee or terminate this Lease and refund the initial payment made by Lessee within such time period.

Lessee, at its option, may pay and discharge any delinquent taxes, mortgages, trust deeds or other delinquent Iiens or encumbrances existing, levied or assessed on or against the Leased Premises and, in the event Lessee shall exercise such option. Lessee shall be subrogated to the rights of any holder or holders thereof and shall have the right, in addition to other remedies provided by law or equity, to reimburse itself by applying to the discharge of any such mortgage, tax or other lien or encumbrances of any and alI payments accruing to Lessor hereunder.

25.

This Lease shall not be assigned nor sublet, in whole or in part, without the prior written consent of Lessor, which consent shall not be unreasonable withheld, except that Lessee may assign its rights and/or obligations hereunder to any affiliate or equity investor or to any lender (whether conveyed in trust or to a trustee or assigned as collateral pursuant to a deed of trust or otherwise) in connection with the development, design, planning, purchase, construction, maintenance and operation of the improvements necessary for Lessee's operations on the Leased Premises granted under this Lease; provided, however, no such assignment shall relieve Lessee of its obligations hereunder unless so consented to, in writing, by Lessor, which consent shall not be unreasonably withheld. All covenants and agreements in this Lease shall bind the successors and assigns of the parties hereto, whether so expressed or not and no party shall be liable for the failure of any of its successors or assigns to perform the terms, conditions and obligations in this Lease, if the assignment thereof was consented to in writing by the other party.

No assignment by either party hereunder shall be effective for any purpose whatsoever until and unless a certified copy of the recorded instrument or assignment, or, if such assignment shall have been recorded in short form, a true and complete copy of the instrument described in such shaft form under the true signatures of each of the parties hereto together with a certified copy of such recorded short form shall be given to the other party, in the same manner as is provided for as notice hereunder.

In the event of assignment by Lessee of this Lease as to a segregated portion of the Leased Premises, payments due Lessor hereunder shall be apportioned among the several leasehold owners according to the surface area of each of their respective leaseholds, and default in such payment by one or more of such leasehold owners shall in no way affect the right of any other leasehold owner hereunder.

26.

If the Leased Premises hereafter be owned in severalty, or in separate tracks, the Leased Premises nevertheless shall be developed and operated as one Lease, and all royalties accruing hereunder shall be heated as an entirety, and shall be divided among and paid to such separate owners in the proportion that the acreage owned by such separate owner bears to the entire leased acreage. Any payment required to be made by Lessee pursuant to the foregoing shall be paid in accordance with the provisions of Section 22 hereof.

There shall be no obligation on the part of Lessee to off-set wells on separate tracts unto which the Leased Premises covered by this Lease may be hereafter divided by sale, devise, unitization, or otherwise, or to furnish separate measuring or receiving facilities.

27.

Lessor shall, without charge, at any time and from time to time, within ten (10) days after request by lessee, certify by written instrument, duly executed and acknowledged, and deliver same to Lessee or any other party or parties designated by Lessee:

(a)

That the Lease is in full force and effect;

(b)

Whether Lessee is in default under the Lease;

(c)

That the Lease may be assigned, or subleased as security to secure financing or continue same to benefit the Lease;

(d)

That Lessor will afford any party holding a security interest in the Lease all opportunities available to Lessee to cure any defaults under die Lease:

(e)

Such other reasonable information as Lessee may request.

28.

If any part, portion or provision of this Lease shall be found or declared null, void or unenforceable reason whatsoever by any court of competent jurisdiction or by any governmental agency having authority thereover, then only such part, portion or provision shall be affected thereby and the remainder of this instrument shall continue in full force and effect. The foregoing provisions of this paragraph shall be severable for the purposes of the provisions of this Section.

29.

Time and specific performance are the essence of this Lease.

30.

Insurance requirements, as outlined on the Insurance Rider, attached hereto as Exhibit "B" and made a part hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Lease, in duplicate, as of the day and year first above written.

LESSOR:		LESSEE:

THE ATCHISON, TOPEKA AND SANTA		NORAMEX CORPORATION
FE RAILWAY COMPANY, a Delaware		a Nevada corporation
corporation

By	/s/	By	/s/ Brian Fairbank
Its	Asst. Director-Asset Management	Its	President

EXHIBIT "A"
Attached to and made a part of that certain Geothermal Lease between

THE ATCHISON, TOPEKA AND SANTA FE RAILWAY COMPANY,
as Lessor,

and

NORAMEX CORPORATION,

as Lessee,

Sec.	Twp.	Rge.	Acres
All 15	36N	34E	640
All 23	36N	34E	640

Total: 1,280

EXHIBIT "B"
INSURANCE RIDER

INSURANCE While this Lease is in effect, Lessee shall, at its expense, maintain and furnish evidence of insurance written through an insurance company having a Best's rating of B + 13 or better and licensed to do business in the state in which the Premises are located, meeting the requirements stated below in form satisfactory to Lessor, for each of the following types of insurance in amounts not less than the amounts shown on the Basic Lease Terms:

A.

COMPREHENSIVE GENERAL LIABILITY INSURANCE on an occurrence basis with limits of $2,000,000 or more combined single limit per occurrence, which provides for the following:

(1)

Such insurance shall be primary, without right of contribution from other insurance which may be in effect.

(2)

Such insurance shall not be invalidated by the acts or omissions of other insureds.

(3)

Such insurance shall not be modifiable or cancellable without 30 days' prior written notice to Lessor (except in the case of cancellation for nonpayment of premium in which case cancellation shall not take effect until at least 10 days' notice has been given to Lessor). Thus provision is hereinafter referred to as "Notice of Modification or Cancellation".

(4)

Lessor, Catellus Management Corporation, Catellus Development Corporation and Santa Fe Pacific Corporation shall be named as additional insureds.

(5)

Contractual liability.

(6)

Premises/completed operations, and personal injury endorsements.

(7)

Severability of interest clause.

(8)

In the alternative, Lessee may carry Commercial General Liability Insurance, provided such policy shall provide for aggregate coverage at each location and for reinstatement of the aggregate in the event the limits of the policy are exhausted.

B.

COMPREHENSIVE AUTOMOBILE LIABILITY INSURANCE, with limits of $2,000,000 or more combined single limit per occurrence, which provides for the following:

(1)

Such insurance shall be primary, without right of contribution from other insurance which may be in effect.

(2)

Such insurance shall not be invalidated by the acts or omissions of other insureds.

(3)

Notice of Modification or Cancellation.

(4)

Lessor, Catellus Management Corporation, Catellus Development Corporation and Santa Fe Pacific Corporation shall be named as additional insureds.

(5)

Severability of interest clause.

C.

WORKERS' COMPENSATION INSURANCE having limits not less than those required by state statute and federal statute, which shall cover all persons employed by Lessee in the conduct of its operations on the Premises and shall provide for the following:

(1)

Notice of Modification or Cancellation.

(2)

All states endorsements.

(3)

Coverage for Longshore and Harbor Workers Act, if applicable.

D.

EMPLOYER'S LIABILITY INSURANCE with limit of at least $1,000,000, endorsed to provide for Notice of Modification or Cancellation.

E.

Umbrella or excess liability insurance, with limit of at least $5,000,000, which provides that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance and which provides for Notice of Modification or Cancellation.

F.

 All policy or endorsement limitations relating specifically to operations on or near railroad property or track shall be eliminated.

G.

 Either a properly completed certificate of insurance executed by an authorized representative of the insurer or insurers or a certified copy of the policy or policies shall be furnished to Lessor prior to the Lease commencement Date and no later than thirty (30) days prior to expiration of any insurance policy. In the event Lessee fails to comply with this requirement, Lessor may, but shall not be obligated to, obtain such insurance and keep the same in effect and, upon demand, Lessee shall pay to Lessor, as additional rent, the premium cost thereof.

H.

Lessee agrees that the providing of such insurance shall not in any way limit its liability to Lessor as set out herein.

I.

Lessee shall notify Lessor within twenty-four (24) hours after the occurrence of any accident or incident in the Premises or the common areas which could give rise to a claim under any of the insurance policies required hereunder.